UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2005

U-STORE-IT TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32324	20-1024732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6745 Engle Road
Suite 300
Cleveland, OH	44130
(Address of principal executive offices)	(Zip Code)

(440) 234-0700

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 4, 2005, YASKY LLC (“YASKY”), an indirect subsidiary of U-Store-It Trust (the “Company”), entered into a fixed rate mortgage loan agreement with LaSalle Bank National Association, as the lender (the “Loan Agreement”), in the principal amount of $80 million. The mortgage loan, which is secured by 28 of the Company’s self-storage facilities, bears interest at 4.96% and matures in September 2012. The mortgage loan will become immediately due and payable, and the lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default. This mortgage loan requires YASKY to establish reserves relating to the mortgaged facilities for replacements, repairs, real estate taxes and insurance. U-Store-It, L.P., a Delaware limited partnership (the “Operating Partnership”), of which the Company is the sole general partner, is a guarantor under this mortgage loan with respect to certain exceptions to the non-recourse provisions of such loan.

LaSalle Bank National Association is also a party to the Company’s $150 million secured revolving credit facility.

The foregoing description of the Loan Agreement is qualified in its entirety by the full terms and conditions of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 4, 2005, YASKY borrowed $80 million pursuant to the fixed rate mortgage loan described in Item 1.01 above in order to fund $8.2 million of the purchase price of two self-storage facilities and to pay down $65 million of the outstanding balance under its $150 million secured revolving credit facility.

The full description of the Loan Agreement set forth in Item 1.01 above is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-STORE-IT TRUST

Date: August 9, 2005	By:	/s/ Steven G. Osgood
Steven G. Osgood
President and Chief Financial Officer

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